EXHIBIT 10.7C

AMENDMENT NUMBER 3 TO SOFTWARE LICENSING AGREEMENT

This Amendment Number 3 to Software License Agreement (“Amendment”), dated May 25, 2004, (the “Effective Date”) amends the terms of the Software License Agreement (as amended, the “Agreement”) between Altiris, Inc., a Delaware corporation having a principal place of business at 588 W. 400 South, Lindon, Utah 84042 (“Licensor”), and Dell Products L.P. dated April 26, 2002. Unless specifically modified or changed herein, the terms and conditions of the Agreement shall remain in effect. In the event of a conflict or inconsistency between the terms and conditions contained in this Amendment and the Agreement, the terms and conditions contained in this Amendment shall prevail. Capitalized terms not specifically defined in this Amendment shall have the meanings set forth in the Agreement.

A.	The following definitions are added to Section 1, “Definitions”.

1.16 Dell Business Use Software shall mean [*].

1.17	Enterprise License shall mean an irrevocable, non-exclusive, non-transferable, royalty-free, world-wide, license to deploy and use an unlimited number of copies of the Dell Business Use Software during the term of this Amendment, by and on an unlimited number of users, computers, servers and networks within the possession and control of Dell solely for internal use within Dell’s enterprise.

1.18	Deployment License shall mean an irrevocable, non-exclusive, non-transferable, royalty free, world-wide license, i) to use the Dell Business Use Software within Dell during the term of this Amendment solely to create custom software images of data and third party software applications and, ii) to bundle, pre-install or distribute such images and third-party applications, internally and to customers of Dell.

1.19	Maintenance and Support shall mean the services described in Exhibit A to this Amendment.

[*]	This provision is the subject of a Confidential Treatment Request

B. The following paragraph is added to Section 2 “Object Code License with Source Code Escrow Provisions”.

2.13	Licensor hereby grants Dell an Enterprise License and a Deployment License during the term of this Amendment. Dell shall not: (a) create derivative works of the Dell Business Use Software, or (b) rent, lease, sublicense, timeshare, or allow third parties to copy, access or use the Dell Business Use Software, except as expressly permitted hereunder. Licensor reserves all rights in and to the Dell Business Use Software not expressly granted herein.

2.14	Licensor does not assign ownership of any of its intellectual property under this Agreement. Licensor shall retain all right, title and interest in and to the Dell Business Use Software.

C. The following sections are added to Section 3, “Compensation.”

3.7	Dell will purchase annual Maintenance and Support each year during the term of this Amendment. The initial fee for such support shall be [*] and will include the services of a full-time, dedicated, on-site support of one competent skilled engineer having appropriate experience with Altiris software. Any increase in fees for subsequent years will not exceed [*].

3.8	During the term of this Amendment, Dell shall have the option to license any third party products or solutions which Licensor lists on its commercial price list, provided [*].

3.9	Dell may purchase consulting services from Licensor at a rate not to exceed the rates previously agreed upon by the parties in the Agreement.

[*]	This provision is the subject of a Confidential Treatment Request

D.	The following section is added to Section 6 “Marketing and Sales.”

6.4	Dell will highlight success stories and promote Dell’s internal production use of Licensor products in global CIO Knowledge Share events, customer briefings, speaking engagements or other applicable forums where appropriate.

In addition, if requested by Licensor, and not to exceed 4 times annually unless mutually agreed to otherwise, Dell agrees to provide a customer reference interface for key Licensor customer accounts.

Dell will work with Licensor on developing two public marketing media events during year one and at least one per year for a period of 4 years thereafter. The intent of such event is to promote Licensor products running on Dell hardware (such as any one of the following: press release, case study, video, user conference, trade publication, etc.). The content, timing and media must be mutually agreed upon by Licensor and Dell’s CIO. Dell will recommend Licensor to Dell’s global Platinum customer conferences.

Licensor will issue an immediate press release announcing that Dell has signed an enterprise license agreement with Licensor to use its software, provided that the content, timing and media is mutually agreed upon by Licensor and Dell’s CIO. The press release will include a quote from Dell’s CIO. Content to be mutually agreed upon.

Dell will issue a quote from Dell’s CIO that can be used by Licensor for external sales and marketing activities. Content to be mutually agreed upon.

E.	The following section is added to Section 7 “Representations and Warranties.”

7.6	Any beta or pre-release software provided to Dell under this Agreement is provided “as-is,” without warranty of any kind. Dell acknowledges that such software has not been fully tested and may contain errors or bugs. Dell must determine for itself the suitability of the use of such software for any purpose. The entire risk arising out of the use or performance of such software remains with Dell. Licensor does not guarantee that a commercial version of such software or related products will be released and Licensor will have no obligation to provide support for any such software. Licensor makes no warranties or representations regarding stand-alone non-Licensor third-party products. Any such products are provided “as is,” without warranty of any kind.

F. The following section is added to Section 9 “Term and Termination of Agreement.”

9.4	Notwithstanding Section 9 of the Agreement, the term of this Amendment and the Enterprise License and Deployment License shall be for a period of five (5) years from the Effective Date of this Amendment and, unless either Party gives thirty (30) days notice of non-renewal prior to the end of the initial term or any renewal terms, the term of this Amendment shall automatically renew for successive one (1) year periods. For clarification, this Amendment may not be terminated by Licensor for convenience during the initial 5 year term, nor will this Amendment expire or terminate upon the expiration of the term of the Agreement. In the event the Agreement is terminated by Dell for its convenience, then this Amendment may be terminated by Licensor upon written notice within 180 days of Dell’s written notice of termination of the Agreement for convenience.

9.5	Upon expiration or termination of this Amendment, Dell shall, within thirty (30) days, submit a written report to Licensor that certifies the then-current number of node licenses being used under the Enterprise License and Deployment License. Dell may terminate this Amendment for convenience. Upon expiration or termination, Dell’s right to acquire new licenses under the Enterprise License and Deployment License shall expire and Dell shall no longer be entitled to receive Maintenance and Support under the terms of this Amendment nor shall Dell be required to pay any future annual fees for such Maintenance and Support; however, Dell’s Enterprise License and Deployment License shall be automatically converted to a node license and Dell shall be entitled to continue to use the Dell Business Use Software in perpetuity under such node license at a license count equal to the number of licenses set forth in the written report. Under this Section a “node” shall mean any asset under management by the Dell Business Use Software. An “asset” is: (a) a physical device such as a computer, PDA, or server, (b) a virtual device, such as an operating environment that may be running concurrently with another operating environment on a single physical device (e.g., VMware, Virtual PC, Virtual Server), or (c) an object stored by the Dell Business Use Software in a database, such object representing a physical or virtual asset for which data is being tracked or managed by the Dell Business Use Software (e.g., printer, copier, etc.).

G. Sections 2.4, 2.7, 3.5, 7, 8, 10, and 12.13 shall apply to Dell Business Use Software in the same manner that it applies to Licensor Applications.

Agreed and Accepted: DELL PRODUCTS L.P.		Agreed and Accepted: ALTIRIS, INC.

By:	/s/ Randall D. Mott	By:	/s/ Rob Wellman

Printed Name:	Randall D. Mott	Printed Name:	Rob Wellman

Title:	SVP / CIO	Title:	VP Strategic Alliance Sales

Date:		Date:	July 13, 2004

EXHIBIT A TO AMENDMENT NUMBER 3

MAINTENANCE AND SUPPORT

1)	Licensor will promptly furnish any updates, upgrades, interfaces, versions, fixes, patches and enhancements to Dell Business Use Software when they become publicly available (“Updates and Upgrades”) pursuant to the terms and conditions of Altiris’ Annual Upgrade Protection (“AUP”) program. Such Updates and Upgrades will be licensed to Dell as “Dell Business Use Software” pursuant to this Agreement and will be governed by this Agreement as “Dell Business Use Software.”

2)	Dell will designate no more than 5 persons on its technical support staff (“Dell Support Contacts”) who will be authorized to contact Licensor’s technical support representatives (“Licensor Support Contacts”). The Dell Support Contacts shall have sufficient technical expertise, training, and/or experience for Licensor to perform its obligations hereunder. The Licensor Support Contacts will be highly skilled engineers knowledgeable of and responsible for the Dell Business Use Software to provide support and assistance to Dell. Licensor will provide Dell with the names and phone and pager numbers of the Licensor Support Contacts and any successors.

3)	Licensor will provide office and mobile phone numbers for a designated on-site engineer located in Austin who will provide direct support to Dell. This engineer will provide support during regular business hours, and will be available for critical incident support after hours via mobile phone. Licensor will also provide office and mobile phone numbers for escalation purposes for the following personnel: Director Altiris Americas Support located at Licensor’s headquarters in Lindon, Utah. In addition to the direct line of support to the above mentioned personnel, Licensor will provide toll-free access to Licensor’s “Premium Support” organization from 7 AM to 7 PM Central time.

4)	Licensor will assign Licensor Support Contacts to staff its support lines as set forth in Exhibit C of the Agreement. Licensor will maintain a sufficient number of toll-free lines and a sufficient number of Licensor Support Contacts to ensure timely responses to calls from Dell and to otherwise satisfy Licensor’s obligations under Exhibit C.

5)	If Dell has questions about the Dell Business Use Software, or believes that the Dell Business Use Software does not conform to any requirements of this Agreement, or otherwise desires support, or assistance with respect to the Dell Business Use Software, a Licensor-authorized Dell Support Contact will notify Licensor (via the designated support personnel listed above) on Licensor’s toll-free telephone hotlines. If the Dell Support Contact states that the problem is critical, a Licensor Support Contact will return the call within one hour after Dell’s call is made regardless of when Dell’s call is made. Licensor will maintain a sufficient number of Licensor Support Contacts, available by telephone or pager, 24 hours a day, 7 days a week (“24x7 Support”), to ensure timely responses to calls from Dell and to otherwise satisfy Licensor’s obligations under this schedule.

6)	Licensor will use reasonable efforts to answer questions and correct problems (or to provide suitable temporary solutions or workarounds for problems) in the Licensor Support Contact’s initial telephone consultation with Dell. If further action is necessary, Licensor will use reasonable efforts to answer the question or correct the problem or create a workaround plan according to the schedule set forth in Exhibit.

7)	If any custom programming or other software development is performed by Altiris under this Agreement for Dell, then such programming or developments shall be performed under the Master Agreement for Professional Services executed by the Parties with an effective date of March 31, 2004 (the “MPS Agreement”). All services and support provided hereunder shall be performed under the terms and conditions of the MPS Agreement.